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                                                                     Exhibit 5.1

                      [Hogan & Hartson L.L.P. Letterhead]



                                April 23, 1999


McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street, SW
P.O. Box 3177
Cedar Rapids, IA  52406


Ladies and Gentlemen:

          This firm has acted as special counsel to McLeodUSA Incorporated, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed offering of up to $500,000,000 in aggregate principal amount of 8-1/8% Senior Notes due February 15, 2009 (the "Exchange Notes") in exchange for up to $500,000,000 in aggregate principal amount of the Company's outstanding 8-1/8% Senior Notes Due February 15, 2009 (the "Outstanding Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S)229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   An executed copy of the Registration Statement.

          2. An executed copy of the Indenture dated February 22, 1999 (the "Indenture"), by and between the Company and United States Trust Company of New York, including the form of Exchange Note to be issued pursuant thereto, as filed as Exhibit 4.22 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-20763) filed with the Securities and Exchange Commission on March 24, 1999.

          3. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 18, 1999 (the "Amended and Restated
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April 23, 1999
Page 2


               Certificate"), the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 18, 1999 (the "Certificate of Amendment") , the Certificate of Change of Registered Agent and Registered Office of the Company, as certified by the Secretary of State of the State of Delaware on February 18, 1999 (together with the Amended and Restated Certificate and the Certificate of Amendment, the "Certificate of Incorporation"), and the Certificate of Incorporation as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          4. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          5. Unanimous Written Consent of the Board of Directors of the Company dated February 11, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Exchange Notes and arrangements in connection therewith.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations not specifically referred to above.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Notes have been duly authorized on behalf of the Company and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors referred to above, and
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April 23, 1999
Page 3


(ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Exchange Notes are considered in a proceeding in equity or at law).

          The Opinion expressed in the Paragraph above shall be understood to mean only that (i) if there is a default in performance of an obligation, (ii) if a failure to pay or other damage can be shown and (iii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the Paragraph above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                    Very truly yours,


                                    HOGAN & HARTSON L.L.P.